Exhibit 10.48

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Blockfusion USA Inc
447 Broadway, Fl 2, #538
New York, NY 10013

February 26, 2026

Jaros, Baum & Bolles, Inc.

[***]

Re:	Consultant Letter Agreement Project: Niagara Data Center Project Location: 5380 Frontier Avenue, City of Niagara, New York

Dear [***]:

Pursuant to this letter agreement (“Agreement”), Blockfusion USA Inc. (“Client”) hereby retains Jaros, Baum & Bolles, Inc. (“Consultant”) to perform mechanical, electrical, plumbing and fire protection (MEP/FP) professional engineering consulting services as more fully described in Consultant’s proposal to Client, as amended and annexed hereto as Exhibit A (the “Services”), in connection with the development and construction of the above-referenced project (the “Project”). Any and all Services performed by Consultant heretofore in anticipation of entering into this Agreement are hereby merged into this Agreement, and are included in the fee set forth herein.

Client and Consultant acknowledge that Jaros, Baum & Bolles Consulting Engineers, LLP, an affiliate of Consultant, previously entered into (i) that certain Proposal for MEP Design Services - Due Diligence for Niagara Data Center Expansion dated February 4, 2025, accepted by Blockfusion on February 6, 2025, and (ii) that certain Proposal for MEP Design Services - Continued Due Diligence for Niagara Data Center Expansion dated September 25, 2025, accepted by Blockfusion on October 17, 2025 (together with all exhibits, attachments, and amendments thereto, collectively, the "Prior Agreements"), pursuant to which Jaros, Baum & Bolles Consulting Engineers, LLP agreed to perform certain mechanical, electrical, plumbing and fire protection engineering services for the Project. Consultant represents that it has authority to assume and perform all obligations of Jaros, Baum & Bolles Consulting Engineers, LLP under the Prior Agreements. The scope of services and compensation for services performed under the Prior Agreements shall continue to be governed by the Prior Agreements; provided, however, that (i) the terms and conditions of this Agreement (other than scope and compensation) shall govern all services performed by Consultant or Jaros, Baum & Bolles Consulting Engineers, LLP under the Prior Agreements or hereunder, and to the extent of any conflict between the terms and conditions of this Agreement and the Prior Agreements, this Agreement shall control, and (ii) Jaros, Baum & Bolles Consulting Engineers, LLP hereby assigns, and Consultant hereby assumes, all of Jaros, Baum & Bolles Consulting Engineers, LLP’s rights, interests, and obligations under the Prior Agreements.

The Consultant’s standard provisions, as modified and attached hereto as Exhibit F, are hereby incorporated into and made a part of this Agreement as if fully set forth herein. For purposes of Exhibit F, all references to “Client” shall be deemed to mean “Owner.”

A. PERFORMANCE OF SERVICES

Consultant agrees to perform the Services in a manner consistent with the professional standards of skill, care, and judgment practiced by professionals providing similar services in connection with similar projects in the place where the Project is located (the “Standard of Care”). Consultant makes no express or implied warranties of any kind. Consultant shall exercise the Standard of Care to perform its Services in compliance with applicable federal, state and local laws, rules, regulations, codes, permits, judgments, orders and decrees in effect at the time Consultant performs its Services in the jurisdiction in which the Project is located (“Legal Requirements”). All surveys, plans, drawings, specifications, reports and other work product prepared by Consultant shall, consistent with the Standard of Care, conform to applicable Legal Requirements. Consultant agrees to use such customary forms and produce such documentation reasonably required by, and otherwise reasonably necessary to satisfy the requirements of, any governmental authority, public agency, quasi-public agency, regulatory agency or other party with jurisdiction over the Project to the extent applicable to Consultant and Consultant’s Services. Consultant shall be provided with a reasonable opportunity to review and comment upon any such forms and/or documentation. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement or otherwise shall increase or require Consultant to exceed the Standard of Care or establish a fiduciary relationship between Client and Consultant.

Consultant shall provide its Services in an efficient and responsive manner in accordance with the milestone deliverable dates required by Client as agreed to by Consultant subject to delays outside of Consultant’s reasonable control. Consultant shall cooperate with Client and Client’s other consultants, coordinate its work and drawings with the work and drawings of Client’s other consultants, and provide required information or certifications reasonably requested by Client or its other consultants.

B. PAYMENT

In full consideration of Consultant’s performance of the Services, Client shall pay Consultant in accordance with Exhibit A. All sums paid to Consultant are inclusive of applicable taxes. In no event shall Consultant perform additional work beyond that permitted in accordance with Exhibit A without obtaining Client’s prior written consent. To the extent that Client authorizes such additional work in writing, Client shall compensate Consultant for such additional work in accordance with the hourly rates set forth in Exhibit A, or upon a mutually agreeable lump sum or other basis. Consultant shall submit monthly invoices. Each invoice shall include a detailed statement of (i) the Services for which compensation is claimed; and (ii) the reimbursable expenses incurred and appearing in Exhibit D (“Reimbursable Expenses”), together with such other substantiation as Client may reasonably require. Reimbursable Expenses shall be paid by Client at cost, with no mark-up. Each invoice shall include all claims by Consultant for compensation and expenditures incurred through the date of the invoice. Client shall pay Consultant within thirty (30) days after receipt of an undisputed invoice. Client reserves the right to dispute any invoiced amount by written notice to Consultant within fifteen (15) days of receipt, provided that any disputed amount shall be resolved in good faith by the parties. In exchange for payment, Consultant shall provide Client with an executed lien waiver in the form annexed hereto as Exhibit E, as applicable, or such other form reasonably required by Client. If, at any time, a mechanic’s lien is filed against the Project by anyone claiming under or through Consultant, Consultant shall, within seven (7) days after written notice from Client, cause such lien to be discharged of record (by bonding or otherwise) at Consultant’s sole cost and expense provided Consultant is timely paid all undisputed amounts due Consultant under this Agreement.

C. LENDER

For the purposes of this Agreement, “Lender” shall mean any institution providing financing or favorable tax treatment in connection with the design and construction of the Project, and shall include a savings bank, savings and loan association, commercial bank, trust company, investment bank, brokerage company, credit union, insurance company, college, university, real estate investment trust, hedge fund or pension fund or equity investor. If applicable, Consultant shall cooperate with Lender and its representatives in the course of the performance of the Services and shall issue such certifications as Lender may reasonably require from time to time. If requested, Consultant shall execute a “will-serve letter” or “consent to assignment” in the form required by the Lender, provided that if such “will-serve letter” or “consent to assignment” materially increases Consultant’s obligations or diminishes its rights under this Agreement, Consultant’s compensation set forth herein shall be equitably adjusted to reflect the additional costs incurred by Consultant by reason of such changes. Consultant shall not be required to execute any documents that would require knowledge, services or responsibilities beyond the scope of this Agreement.

D. WORK PRODUCT

Consultant acknowledges and agrees that all surveys, plans, drawings, specifications, details, reports, renderings, photographs, models, sketches, calculations, promotional materials and other work product prepared or furnished pursuant to this Agreement in all media now known or hereafter developed, including all documentation in print, electronic or three-dimensional format (collectively, “Work Product”) have been specially ordered or commissioned by Client. This specially ordered or commissioned Work Product is a “work made for hire” and Client, as the entity for which the Work Product has been prepared, shall own all right, title and interest in and to the Work Product, including, without limitation, the entire copyright in the Work Product provided Consultant has been paid all undisputed amounts due Consultant under this Agreement. Consultant further agrees that to the extent the Work Product is not considered a “work made for hire,” Consultant will assign to Client, upon its demand, ownership of all right, title and interest in and to the Work Product, including ownership of the entire copyright in the Work Product. Consultant agrees to promptly execute reasonable and customary papers and documents requested by Client to perfect its ownership of the entire copyright in the Work Product. Consultant represents to Client that the Work Product Consultant has created or prepared for Client is original, does not infringe upon the rights of any third party, and has not been previously assigned, licensed or otherwise encumbered. Reproducible copies of all Work Product shall, to the extent not previously delivered, be promptly delivered to Client upon demand. All Work Product may be used by Client in whole or in part or in modified form for such purposes as Client may deem advisable provided Client hereby releases Consultant and its partner, principals, officers, directors, shareholders, members and employees from any and all claims and causes of action arising out of or resulting from any misuse or modification of the Work Product without Consultant’s participation and/or involvement in the Project. Notwithstanding any provision or term to the contrary, Consultant shall retain all statutory and reserved rights, title and interest, including copyright, to Consultant’s typical or standard design details, depictions, processes, systems, instructions and specifications regularly issued by Consultant in the course of its engineering practice.

E. INSURANCE AND INDEMNITY

Consultant and any subconsultants retained by Consultant shall at all times comply with the insurance requirements set forth in Exhibit B attached hereto, and where applicable, name the entities listed on Exhibit C as additional insureds. Upon execution of this Agreement, Consultant and any subconsultants retained by Consultant shall furnish to Client certificates of insurance in conformance with the requirements of Exhibit B.

To the fullest extent permitted by law, Consultant shall indemnify and hold harmless Client, Lender, all parties listed on Exhibit C and any and all of their subsidiaries, affiliates, assigns, successors, officers, directors, shareholders, principals, members, partners, and employees and representatives (collectively, “Indemnitees”) from and against any and all liability, lawsuits, claims, damages, loss, interest, judgments, liens and expenses (including, but not limited to reasonable attorneys’ fees, costs and disbursements) (collectively “Claims”) arising from Claims by third-parties in connection with the performance of the Services furnished by Consultant or its subconsultants under this Agreement or by virtue of the infringement of any patent right or copyright arising out of the use of any Work Product furnished by Consultant, but only to the extent that such Claim is caused by any negligent act, error or omission of Consultant, its subconsultants, or anyone employed by any of them. Such obligation shall not be construed to negate, abridge, or otherwise reduce any other right or obligation of indemnity which would otherwise exist as to any party or person described in this paragraph. As part of its indemnification obligations pursuant to this Section, Consultant shall also defend the Indemnitees against general liability Claims by third-parties to the extent caused by the negligent performance of the Services furnished by Consultant under this Agreement but only to the extent Consultant’s applicable general liability insurance policies provide for such defense. This indemnification obligation shall survive the expiration or earlier termination of this Agreement and/or the completion of the Project to the fullest extent permitted by law. Consultant shall advise Client promptly in writing of the service upon Consultant of any summons, notices, or other communications alleging any claim or liability against Client or any Indemnitee or with respect to the Project or its surrounding area.

F. TERMINATION AND ASSIGNMENT

Client reserves the right to terminate this Agreement, in whole or in part, upon written notice for any reason whatsoever without cause, upon no less than seven (7) calendar days’ prior written notice to Consultant, and in such event Client shall pay Consultant for (i) all Services properly performed, and all Reimbursable Expenses incurred, through the date of termination; and (ii) all documented out-of-pocket costs necessarily incurred by Consultant by reason of such termination. However, Consultant shall not be entitled to recover anticipated profits on account of Services unperformed. In addition, Client reserves the right to terminate this Agreement, in whole or in part, upon no less than seven (7) calendar days’ prior written notice for cause with an opportunity to cure, or commence to cure within such seven (7) calendar day period and proceed diligently and continuously to cure, if Consultant is in default of its material obligations pursuant to this Agreement.

If Client fails to make undisputed payments to Consultant in accordance with this Agreement, such failure upon no less than seven (7) calendar days’ prior written notice with an opportunity to cure, shall be considered substantial nonperformance and cause for termination or, at the Consultant’s option, cause for suspension of performance of services under this Agreement. If Consultant elects to suspend services or terminate this Agreement, Consultant shall give Owner seven (7) calendar days’ prior written notice before suspending services or terminating this Agreement. In the event of a suspension of services or termination of this Agreement by Consultant, Consultant shall have no liability to Client for any delay or damage caused Client because of such suspension of services or termination of this Agreement as a result of Client’s failure to make undisputed payments to Consultant. Before resuming services, Consultant shall be paid all undisputed sums due prior to suspension and actual reasonable expenses incurred in the interruption and resumption of Consultant’s services.

Client may assign this Agreement to any entity upon written notice to Consultant. Any assignee of Client shall have all of Client’s rights and obligations under this Agreement including, but not limited to, Client’s payment obligations. Consultant shall be paid all undisputed sums due Consultant prior to the effective date of any such assignment (including any collateral assignments consents and/or certifications), including any prior material defaults by Client, and on a going forward basis. Consultant may not assign, subcontract or otherwise delegate its responsibilities or rights under this Agreement without the prior written consent of Client. Said consent by Client shall not be unreasonably withheld.

G. CONFIDENTIALITY

Consultant shall keep confidential (and shall require its employees, and subconsultants to keep confidential), and shall not copy or disclose to any third party without Client’s prior approval, any information concerning (a) Project financial information; (b) the business plans or business operations of Client and/or its affiliates; and/or (c) any space planning or programming or intended use of any portion of the Project. Any information heard, obtained from observation or otherwise received, regarding any of the foregoing, is considered confidential information for purposes of this paragraph. Consultant further agrees not to publicly disclose any information with respect to the Project, or the participation of Client and/or its affiliates therein, including issuance of any public relations statements, press releases or other publicity, without the prior written consent of Client. The right to release any information relating to the Project and to determine the form, content and timing of the release of such information shall belong exclusively to Client. Disclosure of documents or information to meet official regulatory requirements, as required by law, or as required by the proper performance of Consultant’s Services shall not be construed as a violation of this paragraph, provided Consultant provides Client with a copy of such proposed disclosure in advance and endeavors to incorporate any comments Client may suggest in such regard.

H. CLAIMS AND DISPUTES

All disputes arising hereunder, unless resolved by mutual agreement of the parties, shall be resolved pursuant to the laws of the State of New York by the state or federal courts located in the State of New York, in either the County of New York, or the county where the Project is located, and Consultant waives its right to a trial by jury. Consultant further agrees that it shall continue its performance under this Agreement during the pendency of any dispute, provided Client shall continue to pay all undisputed amounts due hereunder.

Notwithstanding the foregoing, or any term or provision to the contrary in this Agreement or otherwise, in the event of a good faith dispute cumulatively in excess of the greater of $15,000.00, or twenty percent (20%) of the total authorized not-to-exceed sum for the Services, which cannot be resolved within ninety (90) days of the initial invoice in dispute, Consultant shall have the right to suspend its services upon seven (7) calendar days’ prior written notice to Client until the value of such good faith dispute is resolved under the threshold noted above. Consultant shall not be responsible for delay caused by any such suspension, except to the extent it is determined by a court of competent jurisdiction that Consultant lacked good faith in pursuing such dispute.

Consultant consents to be joined as a party in any arbitration, mediation, or litigation proceeding in which Client is a party, to the extent such proceeding arises out of or relates to the Services provided by Consultant, including, without limitation, any proceeding between Client and any contractor, design professional, or other project participant. Consultant agrees that the court or tribunal may consolidate or coordinate related disputes among Client, Consultant, and other project participants to the extent permitted by law. Consultant shall not object to or otherwise oppose any motion or request by Client for joinder, consolidation, or coordination of proceedings.

No action or proceeding shall lie or be maintained by Consultant against Client, Lender or any entity listed on Exhibit C upon any claim arising out of or based upon Client’s failure to make payment due pursuant to this Agreement, unless such action or proceeding shall be commenced within two (2) years after final completion of the Services hereunder or, if this Agreement is terminated earlier, within two (2) years following the date of such earlier termination. This paragraph shall not be deemed or construed to extend any period specifically provided for the initiation of an action relating thereto. The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement and/or the completion of the Project to the fullest extent permitted by law.

Consultant agrees to look solely to Client’s interest in the Project for the satisfaction of any right, remedy, or lien of Consultant, or for the collection of a judgment (or other judicial process) requiring the payment of money by Client, in the event of any liability by Client, and no other property or assets of Client (or any officer, director, shareholder, principal, member, partner, employee, representative, subsidiary or affiliate of Client) shall be subject to suit, levy, execution, attachment, or other enforcement procedure for the satisfaction of Consultant’s rights or remedies under or with respect to (a) this Agreement, or (b) the relationship of Consultant and Client hereunder.

Notwithstanding any other provision of this Agreement, Consultant's total aggregate professional liability to Client and the Indemnitees for any and all damages in connection with all services provided pursuant to this Agreement, or otherwise in connection with the Services, the Project, and the Agreement, shall not exceed the sum of (i) the total Fee paid or payable to Consultant under this Agreement, plus (ii) Two Million Dollars ($2,000,000). Such limitation of liability shall not apply to third-party claims for personal injury or property damage.

Consultant and Client hereby waive special, exemplary or consequential damages for claims or disputes arising out of or relating to this Agreement. The parties agree that this mutual waiver includes, but is not limited to, waiver of damages incurred by either party for loss of income, lost profit, financing costs, loss of business, or damage to reputation. Nothing contained in this section shall be deemed to limit either party’s liability due to its gross negligence or willful misconduct.

I. MISCELLANEOUS

It is expressly understood and agreed that Consultant shall be an independent contractor and shall not be authorized to bind Client for any obligation to third parties. The failure of either party to insist upon the strict performance of any provisions of this Agreement, or the existence of any course of performance hereunder shall not be construed as a waiver of any provision hereof or as a waiver of a subsequent breach thereof. No provision of this Agreement shall be deemed to have been waived unless such waiver shall be in writing signed by both parties. This Agreement expresses the agreement of the parties with respect to the Project and shall not be modified or amended except by written agreement executed by each of the parties hereto. Any and all Services performed by Consultant heretofore in anticipation of entering into this Agreement are hereby merged into this Agreement and shall be governed by the terms and conditions set forth herein effective as of the date of performance of such Services. The invalidity of any provision of this Agreement shall not impair or affect in any manner the validity, enforceability or effect of the remaining parts and provisions of the Agreement. Captions and titles of the different sections of this Agreement are solely for reference and are not considered as substantive parts of this Agreement. Nothing contained in this Agreement shall create a contractual relationship or cause of action in favor of any third party against either Client or Consultant. In the event of a conflict between the provisions of this letter and any exhibit, attachment or other document incorporated by reference in this Agreement, the provisions of this letter shall control.

If the terms of this Agreement are acceptable to Consultant, please execute in the space indicated below. Electronic and/or facsimile signatures of this Agreement shall be deemed originals for all purposes.

Very truly yours,

CLIENT:
BLOCKFUSION USA INC

/s/ Kant Trivedi
Name:	Kant Trivedi
Title:	Chief Operating Officer

ACKNOWLEDGED BY AND AGREED TO BY:

CONSULTANT:
Jaros, Baum & Bolles, Inc.

/s/ Mohammad Ali
Name:	Mohammad Ali
Title:	Principal

For the purposes of assigning all of its rights, interests, and obligations under the Prior Agreements only, ACKNOWLEDGED BY AND AGREED TO BY:

Jaros, Baum & Bolles Consulting Engineers, LLP

/s/ John P. Koch
Name:	John P. Koch
Title:	Partner